Exhibit 10.472

AGREEMENT TO ADMIT PARTNER

Dated as of November 5, 2004

Between

C&S Southlake Capital Partners I, L.P.,

a Texas limited partnership,

the Partnership

Cooper & Stebbins, L.P., a Texas limited partnership,
CS Southlake, LLC, a Texas limited liability company,
collectively, the Existing Partners

and

Inland Real Estate Acquisitions, Inc.
an Illinois corporation,
as Admitting Partner

With Respect to

a portion of
Southlake Town Square

AGREEMENT TO ADMIT PARTNER

This Agreement To Admit Partner (“Agreement”) is made and entered into as of this 5th day of November, 2004 (the “Effective Date”), by and between INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation or its designee or designees (“Admitting Partner”, or “Inland”), and COOPER & STEBBINS, L.P., a Texas limited partnership (“C&S”), CS SOUTHLAKE, LLC, a Texas limited liability company (“CS LLC”) (C&S and CSLLC are collectively referred to herein as the “Existing Partners”), and C&S SOUTHLAKE CAPITAL PARTNERS I, L.P., a Texas limited partnership (“Capital I”).

Introductory Provisions:

The following provisions form the basis for and are a part of this Agreement:

A.            Capital I will own certain real property described on Exhibit A (the “Property”) on the Closing Date.

B.            C&S and CSLLC are, or will be immediately prior to Closing, the sole partners in Capital I.

C.            Capital I and the Existing Partners desire to admit Inland as a partner of Capital I and Inland desires to become a partner in Capital I on the terms and subject to the conditions and other provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

The capitalized terms used herein will have the following meanings.

“Accrued Expenses” shall have the meaning set forth in Section 2.7 hereof.

“Admitting Partner” shall have the meaning ascribed to it in the opening paragraph.

“Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person.

“Agreement” shall mean this Agreement To Admit Partner, together with the exhibits attached hereto and the Disclosure Schedule.

“Amended and Restated Real Property Contract” shall have the meaning set forth in Section 2.6(b)(vi) hereof.

“Amended and Restated Partnership Agreement” shall mean the amended and restated partnership agreement for Capital I substantially in the form attached herein as Exhibit B, which will be entered into at Closing as provided herein.

“Approved Title Matters” shall have the meaning set forth in Section 6.2(a) hereof.

“Beneficial Interests” shall mean one hundred percent (100%) of the general and limited partnership interests in Capital I.

“Capital I” shall have the meaning ascribed to it in the opening paragraph.

“Capital I Financial Statements” shall have the meaning set forth in Section 3.1(h) hereof.

“Capital I’s Knowledge” and “Existing Partners’ Knowledge” shall mean the current actual knowledge of Brian R. Stebbins, Frank L. Bliss, Dave Laddusaw and Patricia S. Pickard without any duty of inquiry or investigation.

“Capital I’s Notice” shall have the meaning set forth in Section 6.2(b) hereof.

“Capital I Property” shall mean the Capital I Real Property and the Capital I Personal Property.

“Capital I Personal Property” shall mean all fixtures, equipment, machinery, furniture, carpet, drapes and other personal property, if any, owned by Capital I, located on and used in connection with the Capital I Real Property, but specifically excluding any items of personal property owned or leased by Capital I’s property manager or tenants at the Capital I Real Property and further excluding any items of personal property owned by third parties and leased to Capital I.  All intangible property, if any, owned by Capital I and pertaining to the Capital I Real Property including, without limitation, transferable utility contracts, transferable telephone exchange numbers, plans and specifications, engineering plans and studies, floor plans, landscape plans, logos, designs, trade names, trademarks, servicemarks, copyrights and other intellectual property, and specifically the non-exclusive use of the names “Southlake Town Square” and “Town Square” and any other name or names by which the Property is commonly known (collectively, the “Town Square Trademarks”), provided that the grant of the right to use the Town Square Trademarks shall be limited to purposes associated with the Property.  The term “Capital I Personal Property” as used hereunder does not, however, include the Excluded Rights.

“Capital I Real Property” shall mean (a) that certain real property legally described on Exhibit A attached hereto, consisting of approximately 0.76 acres of land, and approximately 67,937 square feet of net rentable square feet, and located at 1400 Civic Place, Southlake, Texas and commonly known as “Building 3C” together with all of the following, if any: rights, privileges, hereditaments, appurtenances, and easements related thereto, including all rights, rights-of-way, roadways, roadbeds, reversions, strips, gores, and any interests in any alleys, streets, or roads abutting or adjacent thereto, together with all rights of Capital I in and to any other land or out parcels contiguous to or adjoining such real property, (b) all improvements located upon the Capital I Real Property, but expressly excluding any improvements owned by any tenant or other third party, (c) all right, title and interest of Capital I, if any, in and to all shrubs, trees, plants and other landscaping located upon the Capital I Real Property, and (d) all right, title and interest of Capital I, if any, in and to all casements, rights of way, and other rights appurtenant to the Capital I Real Property.  The term “Capital I Real Property” as used hereunder does not, however, include the Excluded Rights.

“Closing” shall mean the closing of the transaction contemplated by this Agreement as provided in Section 2.6 hereof.

“Closing Date” shall mean the same date as the “Closing Date” under the Real Estate Contract, subject to any extension of the Closing Date as provided for thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any written agreement, license, sublicense, promissory note, evidence of indebtedness, guaranty (directly or indirectly) of indebtedness, guarantees and warranties, all construction, architectural, maintenance, operating and service contracts, all equipment leases, or other contract or commitment relating to the ownership, maintenance and/or operation of the Capital I Property.

“Contributed Capital” shall have the meaning set forth in Section 2.3 hereof.

“C&S” shall have the meaning ascribed to it in the opening paragraph.

“CSLLC” shall have the meaning ascribed to it in the opening paragraph.

“Disclosure Schedule” shall mean the disclosure schedule dated the date hereof furnished by Capital I to Inland and containing all lists, descriptions exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

“Due Diligence Termination Notice” shall have the meaning set forth in Section 2.5 (c) hereof.

“Earnest Money” shall have the meaning set forth in Section 2.4 (a) hereof.

“Environmental Laws” shall mean without limitation (a) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, as now or hereafter amended (“RCRA”) (42 U.S.C. § 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as now or hereafter amended (“CERCLA”) (42 U.S.C. § 9601 et seq.), the Clean Water Act, as now or hereafter amended (“CWA”) (33 U.S.C. § 1251 et seq.), the Toxic Substances Control Act, as now or hereafter amended (“TSCA”) (15 U.S.C. § 2601 et seq.), the Clean Air Act, as now or hereafter amended (“CAA”) (42 U.S.C. § 7401 et seq.), all regulations promulgated under any of the foregoing, any local, state or foreign law, statute, regulation or ordinance analogous to any of the foregoing, and any other federal, slate, local, or foreign law (including any common law), statute, regulation, or ordinance regulating, prohibiting, or otherwise restricting the placement, discharge, release, threatened release, generation, treatment, or disposal upon or into any environmental media of any Hazardous Materials.

“Excluded Rights” shall mean any and all of interests of Capital I in and to Brownstones at Town Square, L.P., or any property owned by such limited partnership.

“Existing Partners” shall mean, collectively, C&S and CSLLC.

“Governmental Authority” shall mean any and all applicable courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, departmental or otherwise) whether now or hereafter in existence.

“Hazardous Materials” shall mean any substance, product matter, material, waste, solid, liquid, gas, or pollutant, the generation, storage, disposal, handling, recycling, release (or threatened release), treatment, discharge, or emission of which is regulated, prohibited, or limited under any Environmental Law and shall also include, without limitation, (a) gasoline, diesel fuel, fuel oil, motor oil, waste oil, and any other petroleum hydrocarbons, including any additives or other by-products associated therewith, (b) asbestos and asbestos-containing materials in any form, (c) polychlorinated biphenyls, (d) any substance the presence of which on the Capital I Property (i) requires reporting or remediation under any Environmental Law; (ii) causes or threatens to cause a nuisance on the Capital I Property or poses or threatens to pose a hazard to the health or safety of persons on the Capital I Property; or (iii) which, if it emanated or migrated from the Capital I Property, could constitute a trespass, nuisance or health or safety hazard to persons on adjacent property, (e) radon, (f) urea formaldehyde foam insulation, and (g) underground storage tanks, whether empty, filled or partially filled with any substance.

“Inland” shall have the meaning ascribed to it in the opening paragraph.

“Inland Title Objections” shall have the meaning set forth in Section 6.2(a) hereof.

“Inspection Period” shall have the meaning set forth in Section 2.5(c) hereof.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean all laws, statutes, ordinances, rules, decrees and regulations of the United States of America or any state, commonwealth, city, county, municipality or department thereof, including without limitation the Americans with Disabilities Act.

“Leases” shall mean all leases, subleases, licenses or other agreements for the use or occupancy of all or any part of Capital I Real Property.

“Lien” shall mean any mortgage, pledge, assessment, security interest, Lease, lien, adverse claim, levy, charge, or other encumbrance of any kind, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing other than Permitted Exceptions.

“Management Agreement” shall have the meaning set forth in Section 2.11 hereof.

“Manager” shall have the meaning set forth in Section 2.11 hereof.

“Material Adverse Effect” shall mean any effect that is materially adverse to the validity or enforceability of this Agreement, the ability of either or both of Capital I or Inland, as the case may be, to perform its obligations under this Agreement or the business or condition of Capital I or the Capital I Property, or with respect to the condition, operation or value of the Capital I Property or the Leases and the cash flow emanating therefrom.

“Monetary Liens” shall have the meaning set forth in Section 6.2(b) hereof.

“NNN Charges” shall have the meaning set forth in Section 2.7 hereof.

“Parking License” shall have the meaning set forth in Section 2.6(c)(xx) hereof.

“Partnership” shall mean C&S Southlake Capital Partners I, L.P., which upon admitting Inland as a partner pursuant to the terms of this Agreement, shall amend and restate its partnership agreement pursuant to the Amended and Restated Partnership Agreement.

“Permits” shall mean all permits, consents, licenses, certificates, approvals, registrations, and authorizations which are required by any Law for operation of the Capital I Property.

“Permitted Exceptions” shall mean the Permitted Liens, together with (i) all of the Approved Title Matters, and (ii) each and all of Inland’s Title Objections other than Monetary Liens or those items Capital I has agreed to eliminate or modify pursuant hereto but that Inland has elected to waive its objection with respect thereto.

“Permitted Liens” shall mean with respect to the Capital I Property any lien for real property Taxes, assessments, and other governmental charges that are not due and payable.

“Person” shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

“Property Information” shall have the meaning set forth in Section 2.5(a) hereof.

“Real Property Contract” shall mean that certain Purchase Agreement dated as of November 5, 2004 made by and between Southlake Venture East, L.P., a Texas limited partnership, Southlake Venture West, L.P., a Texas limited partnership, SL Venture West II, L.P., a Texas limited partnership, Southlake Central Venture, a Texas general partnership, and SL Central Venture II, L.P., a Texas limited partnership (collectively as the sellers thereunder, each of which is an Affiliate of Capital I) and Inland (as the purchaser thereunder), with respect to the purchase and sale of Southlake Town Square.

“Release” shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining, or dumping of any Hazardous Material.  This term shall be interpreted to include both the present and past tense, as appropriate.

“Settlement Statement” shall have the meaning set forth in Section 2.6(c)(xi) hereof.

“Survey” shall have the meaning set forth in Section 6.I(b) hereof.

“Survival Period” shall have the meaning set forth in Section 3.1(k) hereof.

“Taxes” shall mean all taxes, charges, fees, levies, guaranty fund assessments or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, and franchise taxes imposed by the United States of America or any state, local, or foreign government, or any subdivision, agency, or other similar Person of the United States or any such government; and such term shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

“Tax Returns” shall mean any report, return, or other information required by Law to be filed by Capital I.

“Title Approval Period” shall have the meaning set forth in Section 6.2(a) hereof.

“Title Commitment” shall have the meaning set forth in Section 6.1(a) hereof.

“Title Information” shall mean those matters set forth in Section 3.1(I) of the Disclosure Schedule.

Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) the terms “ARTICLE” or “Section” refer to the specified ARTICLE or Section of this Agreement; (e) the term “party” means, on the one hand, Inland and, on the other hand, Capital I; (f) the phrase “in the ordinary course of business and consistent with past practice” refers to the business, operations, affairs, and practice of Capital I which operations and practice are consistent with the prudent operations and practices of Persons engaged in the ownership and operation of real properties similar to the Properties; and (g) all references to “dollars” or “$” refer to currency of the United States of America.

ARTICLE II

ADMITTING OF PARTNER; PROPERTY VALUE; CAPITAL CONTRIBUTION;

EARNEST MONEY; DUE DILIGENCE AND CLOSING

2.1           Admitting of Partner.  Subject to the terms and conditions, and in reliance upon the representations and warranties set forth in this Agreement, Capital I agrees to admit Inland to the Partnership (less the Excluded Rights) and Inland agrees to become a Partner in the Partnership (less the Excluded Rights) at the Closing.

2.2           Capital I Property Value.  Inland and the Existing Partners hereby agree that the fair market value of the Capital I Property is Eighteen Million Two Hundred Sixty Nine Thousand Nine Hundred Sixty Four and No/100 Dollars ($18,269,964.00) (the “Property Value”).

2.3           Capital Contribution.  Subject to the terms and conditions, and in reliance upon the representations and warranties set forth in this Agreement, Inland agrees to contribute capital of $17,356,465 to Capital I as consideration for admission to the Partnership as a general partner and a limited partner (the “Contributed Capital”) on the terms and provisions provided for in the Amended and Restated Partnership Agreement.

2.4           Refundable Earnest Money.

(a)           Deposit and Investment.  Inland shall deposit with Chicago Title Insurance Company (“Escrow Agent”), 171 N. Clark Street, Chicago, Illinois, Attention: Nancy Castro, the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) to be held by Escrow Agent in government insured interest-bearing accounts at a national bank in Dallas County, Texas (together with all interest thereon, the “Earnest Money”) simultaneously with the execution of this Agreement.  Such account shall have no penalty for early withdrawal.  The Escrow Agent shall be authorized, at Inland’s option, to invest the Earnest Money in such manner as Inland may direct; provided, however, that the Escrow Agent shall invest the Earnest Money only in such manner as will allow the Escrow Agent to disburse the Earnest Money upon seven (7) days notice.  Inland may elect in its discretion to have $200,000 out of the “Earnest Money” held by Escrow Agent pursuant to the Real Property Contract designated as the Earnest Money hereunder by delivering written instructions to Escrow Agent (with a contemporaneous copy to Capital I) regarding same.

(b)           Form; Failure to Deposit.  The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds.  If Inland fails to timely deposit any portion of the Earnest Money within the time periods required, Capital I may terminate this Agreement by written notice to Inland, and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

2.5           Due Diligence.

(a)           Due Diligence Materials.  To the extent not already delivered to Inland pursuant to the Real Property Contract, Capital I shall deliver to Inland the information listed on Exhibit C attached hereto and made a part hereof (the “Property Information”) within five business days following the Effective Date.

(b)           Physical Due Diligence.  Commencing on the Effective Date and continuing until the expiration of the Inspection Period (defined below), Inland shall have reasonable access to the Capital I Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Inland must give Capital I one full business days’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Capital I’s prior written consent (which consent may be given, withheld or conditioned in Capital I’s sole discretion), and (b) prior to performing any inspection or test, Inland must deliver a certificate of insurance to Capital I evidencing that Inland and its contractors, agents and representatives have in place reasonable amounts of commercial general liability insurance and workers compensation insurance for its activities on the Capital I Property in terms and amounts reasonably satisfactory to Capital I covering any accident arising in connection with the presence of Inland, its contractors, agents and representatives on the Capital I Property, which insurance shall name Capital I as additional insureds thereunder.  Inland or Inland’s representatives may meet with any tenant if and only if accompanied by a representative of Capital I; provided, further, that Inland shall not discuss the transaction contemplated by this Agreement with such tenants and Inland must contact Capital I at least one full business day in advance by telephone to inform Capital I of Inland’s intended meeting.  Inland or Inland’s representatives may meet with any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement; provided, however, Inland must contact Capital I at least one full business days in advance by telephone to inform Capital I of Inland’s intended meeting and to allow Capital I the opportunity to attend such meeting if Capital I desires.  Inland or its counsel is permitted to make written requests to the municipal authorities for the purpose of verifying the compliance of the Capital I Property with applicable zoning requirements and ordinances, compliance with building codes and compliance with parking requirements, and to respond, make verbal comments or inquiries related thereto, including but not limited to inquiries to determine the appropriate officials to direct written inquiries to.

(c)           Due Diligence/Termination Right.  Inland shall have until 5:00 p.m., Dallas, Texas time on Friday, November 19, 2004 (the “Inspection Period”) in which to (a) examine, inspect, and investigate the Property Information and the Capital I Property and, in Inland’s sole and absolute judgment and discretion, determine whether the Capital I Property is acceptable to Inland, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Inland.  If, for any reason whatsoever, or no reason at all, Inland, in its sole and absolute discretion, is not satisfied with any of the foregoing at any time on or before the expiration of the Inspection Period (hereinafter defined), then Inland may elect at its option, to terminate this Agreement by delivering notice of termination to Capital I (the “Due Diligence Termination Notice”) prior to the expiration of the Inspection Period, in which event the Earnest Money shall be distributed pursuant to and subject to Section 2.4(c) of the Real Property Contract (unless such termination of this Agreement is made in connection with the acquisition by Inland of fee title to the Capital I Property under the Real Property Contract), and thereafter neither Capital I nor Inland shall have any further obligations or rights under this Agreement except those that specifically survive a termination as provided in this Agreement.

(d)           No Representation or Warranty by Capital I.  Inland acknowledges that, except as expressly set forth in this Agreement, Capital I has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Information or the source(s) thereof.  Inland further acknowledges that some if not all of the Property Information was prepared by third parties other than Capital I.  Capital I expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Information, or in any other written or oral communications transmitted or made available to Inland.  Inland shall rely solely upon the express representations and warranties set forth herein and its own investigation with respect to the Capital I Property, including, without limitation, the Capital I Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto.  Capital I has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Information and is providing the Property Information solely as an accommodation to Inland.

(e)           Inland’s Agreement to Indemnify.  Inland hereby agrees to indemnify, defend and hold Capital I and the Existing Partners harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of (i) Inland’s inspections or tests permitted under this Agreement or (ii) Inland’s failure to comply with the provisions of Section 2.5(b); provided, however, the indemnity shall not extend to protect the Partnerships or Capital I from any pre-existing liabilities for matters merely discovered by Inland (i.e., latent environmental contamination) so long as Inland’s actions do not aggravate any preexisting liability of Capital I and the Existing Partners and then only to the extent of such aggravation.  Inland’s obligations under this Section 2.5(e) shall survive the termination of this Agreement and shall survive the Closing for a period of one year.

2.6           Closing.

(a)           The Closing will take place at the offices of Escrow Agent at 10:00 a.m., local time on the Closing Date.

(b)           At the Closing, Inland will:

(i)                                     deposit the Contributed Capital plus or minus prorations with Escrow Agent in cash by wire transfer of immediately available funds;

(ii)                                  deliver to Escrow Agent an Escrow Agreement (defined below);

(iii)                               deliver to Escrow Agent Settlement Statement (defined below);

(iv)                              deliver to Escrow Agent the Management Agreement (defined below);

(v)                                 deliver to Escrow Agent the Amended and Restated Partnership Agreement of the Partnership;

(vi)                              deliver to Escrow Agent either an amended and restated version of the Real Property Contract or an amendment to the Real Property Contract, in form and substance mutually acceptable to both Inland and Capital I in their sole discretion, removing the Capital I Property from the Real Property Contract (the “Amended and Restated Real Property Contract”);

(vii)                           deliver to Escrow Agent Inland’s duly executed counterpart the Declaration of Trust of The C&S Southlake Capital Protective Trust and the related Letter Agreement, both of which are dated on or about the date hereof; and

(viii)                        deliver to Escrow Agent all other documents reasonably determined by Inland, Capital I and Title Company to be necessary to be delivered by Inland under the terms of this Agreement.

(c)           At the Closing, Capital I will:

(i)                                               deliver to Escrow Agent (A) the Amended and Restated Partnership Agreement; (B) the Amended and Restated Real Property Contract; and (C) the Special Warranty Deed (in substantially the form attached hereto as Exhibit F), the Assignment and Assumption of Leases (in substantially the form attached hereto as Exhibit G) and the Bill of Sale, Assignment and Assumption of Contracts (in substantially the form attached hereto as Exhibit H) each from SOUTHLAKE VENTURE WEST, L.P., a Texas limited partnership, to a wholly owned subsidiary of Capital I (which entity will be the holder of title to the Capital I Property) as provided for in the Amended and Restated Partnership Agreement (the “Subsidiary of Capital I”; the legal name of the Subsidiary of Capital I is, as of the date hereof, anticipated to be “Town Square Ventures II, L.P.”);

(ii)                                            deliver to Escrow Agent an Escrow Agreement;

(iii)                                         deliver to Escrow Agent certificates of the Existing Partners certifying that all of the representations and warranties of the Existing Partners made hereunder are true and correct in all material respects as of the Closing Date;

(iv)                                        deliver to Escrow Agent a Certified Rent Roll;

(v)                                           deliver to Escrow Agent a copy of the Certificate of Limited Partnership for Capital I certified as of a date no earlier than five (5)

business days prior to the Closing Date by the Secretary of State (or equivalent official) of its state of organization;

(vi)                                        deliver to Escrow Agent the Audit Letter attached hereto as Exhibit D;

(vii)                                     cause a TLTA Owner’s Policy of Title Insurance to be issued by Title Company naming the Subsidiary of Capital I as insured, in the amount of the Property Value, Insuring that the Subsidiary of Capital I owns good and indefeasible fee simple title to the Capital I Real Property providing for full extended coverage and containing the Special Title Endorsements (the “Title Policy”) subject only to the Permitted Encumbrances;

(viii)                                  deliver to Escrow Agent a duly executed affidavit of the transferor of the Capital I Property to the Subsidiary of Capital I certifying that such transferor and any of its partners are not a “foreign person,” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and in any applicable state laws for the state in which the Capital I Property is located;

(ix)                                          deliver to Escrow Agent such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Capital I by applicable state and local law in connection herewith, including any certifications required in connection therewith;

(x)                                             deliver to Escrow Agent the original of all Leases and Contracts in Capital I’s possession;

(xi)                                          deliver to Escrow Agent four (4) copies of a closing settlement statement between Capital I and Inland, duly executed by Capital I, setting forth the prorations and adjustments to the Contributed Capital in accordance with this Agreement; it being agreed that such settlement shall be mutually approved by Capital I and Inland at least 48 hours prior to Closing (the “Settlement Statement”);

(xii)                                       deliver to Escrow Agent REA Estoppel letters in form and substance reasonably satisfactory to Inland with respect to any reciprocal easement and operating agreement;

(xiii)                                    deliver to Escrow Agent all other documents reasonably determined by Inland, Capital I and Title Company to be necessary to be delivered by Capital I under the terms of this Agreement;

(xiv)                                   deliver to Escrow Agent copies of notices terminating and canceling any and all Contracts not accepted by Inland at Closing, including in particular any management contracts and/or brokerage listing and leasing agreements;

(xv)                                      cause all records and files (or certified copies thereof) relating to the operation and maintenance of the Capital I Property to be delivered to the possession of Capital I;

(xvi)                                   cause, to the extent in Capital I’s possession or control, plans and specifications, engineering plans and studies, and other similar documents relating to the Capital I Property to be delivered to the possession of Capital I.

(xvii)                                cause all keys to the Capital I Property in Capital I’s possession, subject to any rights of Capital I’s occupancy that survive the Closing, to be delivered to the possession of Capital I;

(xviii)                             deliver to Escrow Agent the Management Agreement;

(xix)                                     cause the Excluded Rights to be transferred or conveyed out of ownership by Capital I in such manner as Capital I or the Existing Partners so elect;

(xx)                                        deliver to Escrow Agent an Irrevocable Parking, Management and Use Agreement with the City of Southlake, Texas in substantially final form (but not executed) reasonably acceptable to Inland and acceptable to the City of Southlake, Texas in its sole discretion for the operation and management of those certain parking facilities to be constructed and located on or adjacent to the Capital I Real Property (the “Parking License”);

(xxi)                                     deliver to Inland documentary evidence reasonably satisfactory to Inland that Capital I and the Existing Partners are authorized to execute and deliver all documents required to be delivered in connection herewith, including, but not limited to, the Amended and Restated Partnership Agreement;

(xxii)                                  deliver to Inland, to the extent issued by the applicable state, Certificates of Good Standing with respect to Capital I and the Existing Partners dated no earlier than five (5) business days prior to the Closing Date;

(xxiii)                               deliver to Inland UCC lien, judgment and litigation searches with respect to Capital I dated no earlier than five (5) business days prior to the Closing Date showing no judgments, liens or litigation other than as set forth on the Disclosure Schedule; and

(xxiv)                              deliver to Escrow Agent the Existing Partner’s duly executed counterpart of the Declaration of Trust of The C&S Southlake Capital Protective Trust and the related Letter Agreement, both of which are dated on or about the date hereof.

2.7           Adjustments as of the Closing Date.  Accrued rental income and all other accrued income relating to the Capital I Property, real and personal property ad valorem taxes, insurance premiums (if and to the extent that policies are continued for periods subsequent to the Closing Date), utility charges, common area maintenance charges and operating charges pursuant to any reciprocal easement agreements or similar agreements, and other operating expenses of the Capital I Property, shall be prorated to the Closing Date, based upon actual days involved. Except as set forth in Section 2.8 hereof, the Existing Partners shall be entitled to receive all cash in the accounts of the Partnership on the Closing Date.  Existing Partners shall be responsible for all real and personal property taxes payable by Capital I for any period prior to and including the Closing Date.  Capital I and Inland acknowledge that tenants have made estimated payments for such tenants’ proportionate share of taxes, insurance, common area maintenance and other charges (“NNN Charges”) that are reimbursable to the landlord under such tenant leases.  Inland and Manager (as defined in Section 2.11 hereof) shall make a final reconciliation of 2004 NNN Charges on or before April 30, 2005.  The Existing Partners shall be entitled to any amounts collected from tenants in 2005 and attributable to periods on or before the Closing Date, and shall be liable for any amounts due to tenants and attributable to periods on or before the Closing Date.  Inland shall be entitled to any amounts collected from tenants in 2005 and attributable to periods after the Closing Date, and shall be liable for any amounts due to tenants and attributable to periods after the Closing Date.  All accrued charges pursuant to Contracts and utility charges (whether or not service is continued by Inland) for periods prior to and including the Closing Date shall be determined as of the Closing Date and paid by the Existing Partners (“Accrued Expenses”).  Any of such Accrued Expenses for periods prior to and including the Closing Date which have not been paid and are not reflected on the closing statement prepared by Capital I and Inland as of the Closing Date shall be paid by Capital I prior to delinquency (subject to Capital I’s right to contest same).  Inland shall make a good-faith attempt to collect delinquent rents for Capital I’s benefit after the Closing and after first applying any such rental payments so received to rents and late charges and the costs of collection thereof in each case accruing after the Closing Date, the remainder of such collections, if any, shall be remitted to Capital I promptly upon receipt by Inland or Capital I after Closing (up to the amount of such delinquent rents); provided, however, that nothing contained herein shall be construed to require Inland to institute any suit or collection procedure to collect such delinquent rents.  Inland need not attempt to collect rents that are more than ninety days delinquent and the foregoing obligation of Inland to remit any amounts in respect thereof to Capital I shall also terminate ninety days after the Closing Date, except as to recovery of 2004 NNN Charges, which shall terminate on December 31, 2005.  To the extent that the actual amount of all such charges, expenses and income referred to in this section are unavailable on the Closing Date, the foregoing prorations shall be based on estimates using the most recently available statement for each such item to be prorated (provided that, if the actual amount of real and personal property ad valorem taxes and special assessments for the present tax year are not available, the proration shall be based upon the taxes for the previous tax year) and, if after the Closing Date the actual amount of any such closing proration that was based on an estimate is determined to be more or less than the amount adjusted for at Closing, the parties shall promptly (but no later than the date which is the first anniversary of the Closing Date) adjust such proration.

2.8           Security Deposits.  All security deposits and any prepayment of rental or other sums attributable to any period beyond the Closing Date, collected (and, except to the extent previously returned to tenants whether presently held) by Capital I under the terms of any Leases shall be retained by the Partnership at Closing and not delivered to the Existing Partners.

2.9           Title and Survey Costs.  The Existing Partners shall pay and incur the costs for the Survey and the premium for the Owner’s Policy (exclusive of endorsements), all transfer taxes, and their own attorneys’ fees.  Inland shall pay the premium for all endorsements to the Title Policy and its own attorneys’ fees, provided that Capital I shall pay the premium for any endorsements which the Existing Partners elect, in their sole discretion, to provide in order to satisfy any of Inland’s Title Objections pursuant to Section 6.2(b) hereof.  At Inland’s election, and at Inland’s sole expense, if the Survey is acceptable to the title company for such purposes, the standard exception pertaining to “discrepancies, conflicts, or shortages in area or boundary lines, or any encroachments, or any overlapping of improvements,” may be deleted except for “shortages in area”.

2.10         Mortgage Liens.  At Closing, the Existing Partners shall cause Capital I to cause the Mortgage Liens to be released at or prior to Closing, with Capital I having the right to apply the Contributed Capital or a portion thereof for such purpose.

2.11         Management Agreement.  Contemporaneously with Closing, (a) Inland shall enter into a new sub-management agreement for the on-site property management of the Capital I Property with Cooper & Stebbins, L.P. (the “Manager”) in form reasonably acceptable to Inland and Manager (the “Management Agreement”), on the following terms and conditions: (1) the term shall expire not earlier than October 31, 2007, (2) Manager will provide customary on-site management functions and staff, (3) Inland shall reimburse Manager for all expenses incurred in providing such management functions, provided such expenses are incurred in accordance with a budget approved by the Partnership, (4) Inland will provide all accounting services to the Partnership and will collect all management fee income on behalf of the Inland, and (5) Manager’s duties shall be progressively transitioned over to Inland beginning on October 31, 2006.  The terms of this Section 2.13 shall survive the Closing.  Notwithstanding the foregoing, Manager shall be required to agree to subordinate the sub-management agreement to the loan documents of any lender and agree that such lender may terminate the sub-management agreement in the event of a default under such lender’s loan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties from the Existing Partners.

3.1.1        Representations and Warranties from the Existing Partners Regarding Capital I: The Existing Partners, individually and collectively as set forth below, represent and warrant to Inland as of the date of this Agreement and as of the Closing Date that:

(a)           Organization of Capital I.  The Existing Partners represent and warrant that Capital I is duly organized and validly existing under the laws of the State of Texas and has the requisite organizational power and authority to carry out its business as presently conducted.  The Existing Partners represent and warrant that the principal place of business of Capital I is in Southlake, Texas.

(b)           Authority of Existing Partners and Capital I. Each of the Existing Partners represents and warrants that the execution and delivery of this Agreement by such Existing Partners and Capital I and each other agreement, instrument, certificate and document to be executed by such Existing Partners and Capital I hereunder and the performance by such Existing Partners and Capital I of its obligations under this Agreement have been duly and validly authorized by all necessary action on the part of such Existing Partners and Capital I.  Each of the Existing Partners and Capital I represents and warrants that this Agreement constitutes a legal, valid, and binding obligation of such Existing Partners and Capital I and is enforceable against such Existing Partners and Capital I in accordance with its terms, except to the extent that (j) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefore may be brought.

(c)           Beneficial Interests.

(i)            The Existing Partners represent and warrant that the combined Beneficial Interests of each of the Existing Partners will, immediately prior to the admission of Inland as a partner in Capital I as of the Closing Date, constitute 100% of the Beneficial Interests of Capital I and such Beneficial Interests are owned legally and beneficially by the Existing Partners.

(ii)           The Existing Partners represent and warrant that the respective Beneficial Interests owned by the Existing Partners are free and clear of all Liens, and the Beneficial Interests owned by the Existing Partners are not the subject of any Contract (other than this Agreement) under which any such Lien might arise.  Each of the Existing Partners represents and warrants that there are no outstanding securities, rights, subscriptions, warrants, options, or Contracts (except for this Agreement) that give any Person the right to purchase or otherwise receive or be issued any interest in that the Existing Partners’ Beneficial Interests or any rights to participate in the equity or income of the Existing Partners (except for this Agreement).

(d)           Partnership Agreement.  The Existing Partners represent and warrant that attached in Section 3.1 (d) of the Disclosure Schedule is an accurate copy of the Capital I partnership agreement, and no amendments or modifications have been made to the Capital I partnership agreement, except for those contemplated herein or attached as a part of the Disclosure Schedule.

(e)           No Conflicts or Violations.  Each of the Existing Partners hereby represents and warrants that the execution and delivery of this Agreement by each of the Existing Partners and Capital I does not, and the performance by each of the Existing Partners and Capital I of such Existing Partners’ and Capital I’s obligations, respectively, under this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any term or provision of any Law or any writ, judgment, decree, or injunction applicable to such Existing Partners and Capital I, except such violations that do not have a Material Adverse Effect on such Existing Partners and Capital I; (ii) conflict with or result in a violation or breach of any of the provisions of the governing documents of such Existing Partners and Capital I, except such conflicts, violations, or breaches that do not have a Material Adverse Effect on such Existing Partners and Capital I; or (iii) conflict with or result in a violation or breach of any Contract to which such Existing Partners and Capital I are a party, except such conflicts, violations, or breaches that do not have a Material Adverse Effect on such Existing Partners and Capital I.

(f)            Taxes.  The Existing Partners represent and warrant that, except as disclosed in Section 3.1(f) of the Disclosure Schedule, all Federal, state and other applicable Tax Returns required to be filed by or with respect to the Partnership have been filed and all Taxes that are due and payable by the Partnership have been paid.  Except as shown on Section 3.1(f) of the Disclosure Schedule, no deficiencies for Federal, state or other applicable Taxes have been claimed, assessed or, to the Existing Partners’ Knowledge, proposed against the Partnership by any Governmental Authority.  To the Existing Partners’ Knowledge, except as set forth in Section 3.1(f) of the Disclosure Schedule, there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Federal, state or other applicable Taxes, and there are no matters under discussion with any Governmental Authorities with respect to Federal, state or other applicable Taxes that could result in an assessment of Federal, state or other applicable Taxes against the Partnership.  Audits of Federal, state or other applicable Tax Returns by the relevant taxing authorities have been completed for each period shown on Section 3.1(f) of the Disclosure Schedule, and, except as shown on Section 3.1 (f) of the Disclosure Schedule, the Existing Partners have not been notified that any taxing authority intends to audit a Federal, state or other applicable Tax Return for any other period for the Partnership.  Complete copies of all Federal income tax schedules and reports relating to the operation of the Partnership and all reports received by the Partnership from the IRS relating to examinations thereof have been made available for Inland’s review.  From the date of its formation, the Partnership has qualified to be treated as a partnership for federal income tax purposes.  No taxing authority has taken a position inconsistent with such treatment. Neither the Existing Partners nor any other party has taken any action, or failed to take any action, that would cause the Partnership to be treated as an association taxable as a corporation for income tax purposes.

(g)           Compliance With Law.  The Existing Partners represent and warrant that except as shown on Section 3.1(g) of the Disclosure Schedule, the Partnership is not in violation of any Law or any writ, judgment, decree, injunction, or similar order applicable to such Partnership, which violation has or may reasonably be expected to have a Material Adverse Effect.

(h)           Financial Statements.  Section 3.1 (h) of the Disclosure Schedule sets forth the Partnership’s balance sheets and statements of income and partners’ capital accounts for the fiscal year ended December 31, 2003 for the Partnership which includes all assets and liabilities of the Partnership, as of the date thereof (the “Capital I Financial Statements”).  The Capital I Financial Statements (including the notes thereto) have been prepared in accordance with income tax based accounting and present fairly the financial condition of the Partnership for such periods (including all liabilities or obligations of any kind (whether accrued, absolute, fixed or contingent) of the Partnership for such period and no other material liabilities have been incurred for the period commencing January 1, 2004 and ending on the Closing Date other than as set forth on the Disclosure Schedule and there has been no change in the financial condition as reflected therein since the dates of such Capital I Financial Statements that would have a Material Adverse Effect.

(i)            Intercompany Liabilities.  The Existing Partners represent and warrant that except as reflected in the Financial Statements, or except as shown on Section 3.1(i) of the Disclosure Schedule, there are no Liabilities between the Partnership or any Existing Partners or Affiliates of Existing Partners, and all such intercompany Liabilities will be satisfied in full on or prior to the Closing.  Neither the Existing Partners nor any Affiliates of the Existing Partners provide or causes to be provided to the Partnership any products, services, equipment, facilities, or similar items other than property and asset management services.

(j)            Not a Foreign Person.  Each of the Existing Partners and Capital I represents and warrants that it is not a “foreign person” but is a “United States person” as such terms are defined in the Foreign Investment in Real Property Tax Act of 1980 and §§ 1445 and 7701 of the Code; that is to say, each such Existing Partners represents that it is a citizen or a resident of the United States, a domestic partnership, a domestic corporation, or an estate or trust which is not a foreign estate or foreign trust within the meaning of § 7701(a)(31) of the Code.

(k)           No Condemnation.  The Existing Partners represent and warrant that to the Existing Partners’ Knowledge, there is no pending condemnation proceeding affecting the Capital I Property.

(l)            No Litigation.  The Existing Partners represent and warrant that except as shown on Section 3.1(l) to the Disclosure Schedule there is no action, suit, proceeding, arbitration, unsatisfied order or judgment, governmental investigation or claim pending or threatened (and to the Existing Partners’ Knowledge there are no claims, situations or facts or circumstances which could be reasonably believed to give rise to any of the foregoing) against or affecting the Capital I Property, or relating to or arising out of the ownership, operation, use or occupancy of the Capital I Property, pending or being prosecuted before or by any Governmental Authority or otherwise of which Existing Partners have received notice nor, to Existing Partners’ Knowledge, is any such action, suit, proceeding, arbitration, unsatisfied order or judgment, governmental investigation or claim threatened or being asserted.

(m)          No Other Contracts.  The Existing Partners represent and warrant that except for the Permitted Exceptions and as shown on Section 31(m) of the Disclosure Schedule, there are no Contracts relating to the Capital I Property.

(n)           No Bankruptcy or Insolvency Proceedings.  The Existing Partners represent and warrant that there are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorship or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws filed by such Existing Partners or Capital I, or pending against such Existing Partners or Capital I.

(o)           Brokers.  The Existing Partners represent and warrant that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Existing Partners directly with Inland, without the intervention of any Person on behalf of Existing Partners in such manner as to give rise to any valid claim by any Person against Inland for a finder’s fee, brokerage commission, or similar payment, except for Holiday Fenoglio Fowler, L.P.

(p)           Consents.  The Existing Partners represent and warrant that no consent, license, approval, order, permit or authorization of any Governmental Agency is required to be obtained or made and no consent of any other third party, is required to be obtained by Existing Partners and Capital I in connection with the execution, delivery and performance of this Agreement and any of the transactions contemplated hereby.

(q)           Survival.  The representations and warranties of the Existing Partners set forth in this Section 3.1.1, the indemnity obligations under Section 3.1.1(r) and the obligations of the Guarantor under Section 3.1.1(s), shall survive the Closing until, and shall terminate on, the date that is 90 days following the expiration of the applicable statute of limitations period for Inland and its Affiliates in connection with same.  As a condition precedent to Inland’s obligation to contribute capital to the Partnership as contemplated in this Agreement, the Existing Partners’ representations and warranties contained herein must remain and be true and correct in all material respects as of the Closing Date.

(r)            Indemnification.  “Notwithstanding any provision in this Agreement to the contrary, the Existing Partners hereby covenant and agree to indemnify and hold harmless Inland and its Affiliates from and against any and all (i) expenses (including reasonable attorneys’ fees), losses, damages, liabilities, charges and claims of any kind or nature whatsoever (collectively “Indemnified Losses”) (e.g., income tax deficiencies, penalties, interest and additions to tax) of Inland and/or its Affiliates as a result of reporting the transactions contemplated by this Agreement with respect to the admission of Inland to the Partnership in the manner to be reflected in the calendar 2004 income tax returns of the Partnership (and, for the avoidance of doubt, this shall not include any Indemnified Losses from the operation of the Partnership by Inland after the Effective Date), (ii) Indemnified Losses of Inland and/or its Affiliates that may result from the breach by any of the Existing Partners of any of the representations and warranties under this Section 3.1.1 and (iii) Indemnified Losses of Inland and/or its Affiliates as a result of liabilities of the Partnership other than those solely and directly related to the Capital I Property.

(s)           By its execution of a joinder to this Agreement, Peter C. Cooper, and individual (the “Guarantor”), hereby guaranties for the benefit of Inland and its

Affiliates (i) the full, complete and timely payment of any indemnification obligation of the Existing Partners under the provisions of this 3.1.1 of this Agreement and (ii) the full and complete payment of any Indemnified Losses that may occur to Inland and/or its Affiliates arising out of a breach by the Existing Partners of their representations and warranties under this Agreement.  This guaranty is a direct and primary obligation of the Guarantor and is an unconditional guaranty of payment and performance and not a guaranty of collection.  The obligations of the Guarantor under this Section 3.1.1(s) are absolute and unconditional, and are not subject to any counterclaim, set-off, recoupment, deduction or defense based upon any claim that the Guarantor may have against the Existing Partners and shall remain in full force and effect without regard to, and shall not be released, discharged or terminated or in any other way affected by, any circumstance or condition.

3.1.2        Representations and Warranties of the Existing Partners with Respect to the Capital I Property.  Each of the Existing Partners hereby represents and warrants to Inland as of the date of this Agreement and as of the Closing Date that:

(a)           The Capital I Real Property consists of approximately 0.7600 acres of land, and approximately 71,305 square feet of net rentable square feet, and located at 1400 Civic Place, Southlake, Texas and commonly known as Building 3C, and Capital I will have good and indefeasible title to the Capital I Real Property, as of the date of closing, subject to all easements, restrictions, reservations and covenants now of record and further subject to all matters that a current, accurate survey would show, together with the Permitted Encumbrances;

(b)           The Capital I Real Property and the Capital I Personal Property, will on the Closing Date, represent all of the assets of the Subsidiary of Capital I.

(c)           Section 3.1.1(c) of the Disclosure Schedule sets forth all of the existing warranties applicable to the Capital I Property.

(d)           Neither Capital I, nor the Existing Partners have been served with process or other written notice of any litigation or proceeding pending or, to Capital I’s Knowledge or the Existing Partners’ Knowledge, threatened against the Capital I Property, including but not limited to condemnation or eminent domain.

(e)           All income and expense statements delivered to Inland with respect to the Capital I Property are true, correct and complete in all material respects.

(f)            Neither Capital I nor the Existing Partners have received written notice of violations at or by the Capital I Property of zoning, building, subdivision, fire, air pollution, business occupancy or Environmental Requirements, rules or regulations relating to the Capital I Property or of other governmental action affecting the Capital I Property that have not been cured except as set forth in Section 3.1.1(f) of the Disclosure Schedule.

(g)           Neither Capital I nor the Existing Partners have received written notice from any federal, state, county or municipal authority as to the existence of any Hazardous Materials at the Capital I Property.

(h)           The rent roll attached hereto as Section 3.1.1(h) of the Disclosure Schedule contains a complete list of all Leases affecting the Capital I Property and the copies of such Leases provided to Inland are complete and correct in all material respects.  Except as otherwise disclosed to Inland in the Property Information, in any tenant estoppel certificate, the rent roll attached to the Disclosure Schedule, the Leases are in full force and effect and to Capital I’s Knowledge there is no monetary default (other than with respect to the payment of basic rent not more than 20 days past due) nor any material non-monetary default under any of the Leases.

(i)            There are no other Contracts other than the Contracts affecting the Capital I Property or the operation thereof as set forth in Section 3.1(n) of the Disclosure Schedule attached hereto, and the copies of such Contracts provided to Inland are complete and correct and to Capital I’s knowledge, Capital I is not in default thereunder.

(j)            The Subsidiary of Capital I owns as of the Closing Date all of the landlords’ interest in the Leases and the property owners’ interest in the Contracts and the Capital I Personal Property.  The interest of the Subsidiary of Capital I in the Contracts, Leases, and the Capital I Personal Property is free and clear of all encumbrances, and has not been assigned to any other person, except for collateral assignments to lenders which will be released at Closing.

(k)           The representations and warranties of the Existing Partners set forth in this Agreement shall survive the Closing for a period of one (1) year (the “Survival Period”).  As a condition precedent to Inland’s obligation to contribute capital to the Partnership as contemplated in this Agreement, the Existing Partners’ representations and warranties contained herein must remain and be true and correct in all material respects as of the Closing Date.  Inland shall have the right to bring an action against the Existing Partners on the breach of a representation or warranty hereunder, but only upon the condition that Inland first learns of the breach after Closing and gives written notice of such breach to the Existing Partners before the end of the Survival Period and files such action on or before the first day following the second anniversary of the Closing Date.  The Existing Partners shall have no liability after Closing for the breach of a representation or warranty under this Section 3.1.2 of which Inland had knowledge as of Closing.  Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Inland might otherwise have at law, equity, or by statute, whether based on contract or some other claim, as of the Closing Date, Inland agrees that any liability of the Existing Partners to Inland will be limited to $600,000. The provisions of this Section 3.1.2(k) shall survive the Closing.

3.2           Inland’s Representations and Warranties.  Inland hereby represents and warrants to Capital I as of the date hereof and as of the Closing Date as follows:

(a)           Organization. Inland is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Illinois and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)           Authority.  The execution and delivery of this Agreement by Inland and the performance by Inland of its obligations under this Agreement have been duly and validly authorized by all requisite corporate action on the part of Inland. This Agreement constitutes a legal, valid, and binding obligation of Inland and is enforceable against Inland in accordance with its terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors, rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought.

(c)           No Conflicts or Violations. The execution and delivery of this Agreement by Inland do not, and the performance by Inland of Inland’s obligations under this Agreement will not:

(i)            violate any term or provision of any applicable Law or any writ, judgment, decree, or injunction applicable to Inland, except such violations that do not have a Material Adverse Effect;

(ii)           conflict with or result in a violation or breach of any of the provisions of the articles or certificate of incorporation or bylaws of Inland, except such conflicts, violations, or breaches that do not have a Material Adverse Effect; or

(iii)          conflict with or result in a violation or breach of any Contract to which Inland is a party, except such conflicts, violations, or breaches that do not have a Material Adverse Effect.

(d)           Litigation.  There is no action, suit, or proceeding pending, or (to the knowledge of Inland) threatened, against Inland, at Law or in equity, in, before, or by any person or entity that, if adversely determined, would have a Material Adverse Effect.

(e)           Held for Investment.  The Partner interest will be held by Inland or its assignee for its own account for the purpose of investment and not for the purpose or with the intent of a distribution or other sale and disposition thereof.  Inland shall not transfer or otherwise dispose of any of its partnership interest, or any interest therein, in such manner as to violate any provisions of the Securities Act of 1933, as amended, or of any securities Laws of any state or other jurisdiction regulating the disposition thereof.  This Section 3.2(c) shall survive the Closing.

(f)            Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Inland directly with Capital I and its Affiliates, without the intervention of any Person on behalf of Inland in such manner as to give rise to any valid claim by any Person against Capital I or its Affiliates for a finder’s fee, brokerage commission, or similar payment, except for Holliday Fenoglio Fowler, L.P., whose commission shall be paid by Capital I pursuant to a separate written agreement.

(g)           No Third-Party Financing.  Inland will not rely on third-party equity to be raised or any third-party financing.  Capital I will not provide, and Inland will not require, any documentation in the form of subordination, non-disturbance and attornment agreements running to the benefit of any third-party lender.

3.3           Disclaimer; Release; Indemnity.

(a)           Disclaimers By Capital I and the Existing Partners.  Except as expressly set forth in this Agreement, it is understood and agreed that Capital I, the Existing Partners and their respective agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Capital I Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title, (b) environmental matters relating to the Capital I Property or any portions thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Capital I Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Capital I Property or any portions thereof are affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Capital I Property or any portions thereof may be subject, (i) the availability of any utilities to the Capital I Property or any portions thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Capital I Property or any portions thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Capital I Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Capital I Property or any parts thereof, (m) the condition or use of the Capital I Property or compliance of the Capital I Property with any or all past, present or future federal, state or local Laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Capital I Property, (p) the potential for further development of the Capital I Property, (q) the merchantability of the Capital I Property or fitness of the Capital I Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Information, (s) tax consequences, or (t) any other matter or thing with respect to the Capital I Property.

(b)           “As Is, Where Is”.  Subject to the terms and provisions hereof and except as otherwise provided herein, Inland acknowledges and agrees that upon Closing, Inland shall accept the property held by the Partnership (including, without limitation, the Capital I Property owned by the Subsidiary of Capital I) “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Capital I and delivered to Inland at Closing.  Except as expressly set forth in this Agreement, Inland has not relied and will not rely on, and neither Capital I nor the Existing Partners have made and are not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Capital I Property or relating thereto (including specifically, without limitation, Property Information packages distributed with respect to the Capital I Property) made or furnished by Capital I, the Existing Partners, or any property manager, real estate broker, agent or third party representing or purporting to represent Capital I or the Existing Partners, to whomever made or given, directly or indirectly, orally or in writing.  Inland represents that it is a knowledgeable, experienced and sophisticated investor of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Inland’s consultants and shall make an independent verification of the accuracy of any documents and information provided by Capital I and/or the Existing Partners.  Inland will conduct such inspections and investigations of the Capital I Property as Inland deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same.  By failing to terminate this Agreement prior to the expiration of the Inspection Period, Inland acknowledges that Capital I and the Existing Partners have afforded Inland a full opportunity to conduct such investigations of the Capital I Property as Inland deemed necessary to satisfy itself as to the condition of the Capital I Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Capital I Property, and will rely solely upon same and not upon any information provided by or on behalf of Capital I, the Existing Partners or their agents or employees with respect thereto, other than such representations, warranties and covenants of Capital I or the Existing Partners as are expressly set forth in this Agreement.  Upon Closing, Inland shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Inland’s inspections and investigations.  Inland hereby represents and warrants to Capital I and the Existing Partners that: (a) Inland is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Inland is investing in the Partnership for business, commercial, investment or other similar purpose and not for use as Inland’s residence.  Inland waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Capital I or the Existing Partners.

(c)           Capital I and Existing Partners Released from Liability.  Inland acknowledges that it will have the opportunity to inspect the Capital I Property during the Inspection Period, and during such period, observe the physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Capital I Property and adjacent areas as Inland deems necessary, and except as otherwise provided herein Inland hereby FOREVER RELEASES AND DISCHARGES

Capital I and the Existing Partners from all responsibility and liability, including without limitation, liabilities under any Environmental Laws, regarding the condition, valuation, salability or utility of the Capital I Property, or their suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Capital I Property, current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Capital I Property).  Inland further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Capital I Property is or may be subject, including, but not limited to, any Environmental Laws) concerning the physical characteristics and any existing conditions of the Capital I Property.  Inland further hereby assumes the risk of changes in applicable Laws relating to past, present and future environmental conditions on the Capital I Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

(d)           Survival.  The terms and conditions of this Section 3.3 shall expressly survive the Closing and not merge with the provisions of any Closing documents.  Inland acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Capital I and the Existing Partners would not have agreed to consummate this transaction for the Contributed Capital without the disclaimers and other agreements set forth above.

ARTICLE IV

CONDITIONS TO OBLIGATIONS OF INLAND

The obligations of Inland hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Inland):

4.1           Representations and Warranties.  The representations and warranties made by Capital I and/or the Existing Partners in this Agreement and the disclosures of Capital I and/or the Existing Partners in the Disclosure Schedule and all other schedules and exhibits attached hereto shall be true in all material respects as of the date hereof and shall be true in all material respects on and as of the Closing Date as though such representations, warranties and disclosures were made on and as of the Closing Date.

4.2           Performance.  Capital I and the Existing Partners shall have respectively performed and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by Capital I at or before the Closing Date.

4.3           No Injunction.  There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or Governmental Authority, or otherwise, restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

4.4           No Proceeding or Litigation.  There shall not be instituted, pending, or (to the Knowledge of Inland or Capital I) threatened, any action, suit, investigation, or other proceeding in, before, or by any court or Governmental Authority to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

4.5           Capital I’s Closing Deliveries.  Capital I (or the Existing Partners, as applicable) shall have delivered to Inland (or the Escrow Agent, as applicable) on or before the Closing all of the deliveries required under this Agreement.

4.6           Tenant Estoppel Certificates.  Capital I shall have delivered tenant estoppel certificates substantially in the form of Exhibit E hereto (or, if a tenant’s Lease specifies or contemplates another form of tenant estoppel certificate, then such other specified or contemplated form) executed by 75% of the retail tenants and 75% of the office tenants occupying improvements located on the Capital I Property and the properties that are the subject matter of the Real Property Contract, which estoppels must include estoppels from 75% of the tenants (the “Major Tenants”) listed on Exhibit G-l attached to the Real Property Contract, with the balance thereof delivered within sixty (60) days of closing.  Capital I shall not be obligated to expend any funds in connection with obtaining any such tenant estoppel certificates, and the failure of Capital I to obtain any such tenant estoppel certificates shall not be a breach or default hereunder.  If the tenant estoppel certificates referred to in this Section 4.6 are not timely delivered, then Inland’s sole remedies and recourses shall be limited to either (a) waiving the requirement for the tenant estoppel certificate(s) in question and proceeding to Closing without reduction of the Contributed Capital or (b) terminating this Agreement by immediate notification to Capital I and receiving the immediate return of all of the Earnest Money including, but not limited to, any portion that may have been designated as the Breakup Fee under the Real Property Contract (as such term is defined thereunder).

4.7           Title Policy.  The title company shall be prepared to issue the Owner’s Policy.

4.8           Closing of the Real Property Contract.  The transactions contemplated under the Real Property Contract shall have closed contemporaneously with the closing of the transactions contemplated hereunder.

4.9           Ground Leases.  Simultaneously with the Closing, Inland and SLTS Grand Avenue, L.P. shall have executed ground leases with respect to certain parcels of land described under the Real Property Agreement upon terms set forth in the Real Property Contract.

4.10         Parking License.  Inland shall have approved the Parking License pursuant to the terms set forth in the Real Property Agreement.

In the event that any of the foregoing conditions precedent are not met or fulfilled on the Closing Date and so long as Inland is not in default hereunder, Inland may (a) terminate this Agreement and receive the immediate return of all of the Earnest Money including, but not limited to, any portion that may have been designated as the Breakup Fee, or (b) elect to close notwithstanding the non-satisfaction of such condition, in which event Inland shall be deemed to have waived any such condition.  In the event Inland elects to close, notwithstanding the non-satisfaction of such condition, Inland shall be deemed to have waived said condition, and there shall be no liability on the part of Capital I or the Existing Partners therefor.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF CAPITAL I

The obligations of Capital I and the Existing Partners hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Capital I and the Existing Partners):

5.1           Representations and Warranties.  The representations and warranties made by Inland in this Agreement shall be true in all material respects as of the date hereof and shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

5.2           Performance.  Inland shall have performed and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by Inland at or before the Closing Date.

5.3           No Injunction.  There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or Governmental Authority, or otherwise, restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

5.4           No Proceeding or Litigation.  There shall not be instituted, pending, or (to the Knowledge of Inland or Capital I) threatened, any action, suit, investigation, or other proceeding in, before, or by any court or Governmental Authority to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement.

5.5           Closing of the Real Property Contract.  The transactions contemplated under the Real Property Contract shall have closed contemporaneously with the closing of the transactions contemplated hereunder.

5.6           Inland’s Closing Deliveries.  Inland shall have delivered to Capital I (or to Escrow Agent, as applicable) on or before Closing all of the deliveries required under this Agreement.

In the event that any of the foregoing conditions precedent are not met or fulfilled on the Closing Date and so long as Capital I and the Existing Partners are not in default hereunder, Capital I may (a) terminate this Agreement and receive the immediate delivery of all of the Earnest Money including, but not limited to, any portion that may have been designated as the Breakup Fee, or (b) elect to close notwithstanding the non-satisfaction of such condition, in which event Capital I shall be deemed to have waived any such condition. In the event Capital I elects to close, notwithstanding the non-satisfaction of such condition, Capital I shall be deemed to have waived said condition, and there shall be no liability on the part of Inland therefor.

ARTICLE VI

TITLE AND SURVEY

6.1           Delivery of Title Commitment and Survey.  Within five (5) days of the Effective Date, Capital I shall deliver to Inland the following items, to the extent not already delivered to Inland pursuant to the Real Property Agreement:

(a)          Title Commitment.  The Title Commitment (as hereinafter defined), together with legible copies of any and all title exception documents referenced therein.  The “Title Commitment” shall mean a commitment or commitments for one or more TLTA Owner’s Title Insurance Policy (Form B) for the Capital I Real Property issued by the Chicago Title Insurance Company in the full amount of the Property Value, covering title to the Capital I Real Property on or after the date hereof, showing the Partnership as owner of the Capital I Real Property in fee simple, and providing for full extended coverage over all general title exceptions contained in such policies and containing the following special endorsements to the extent available (collectively, the “Special Title Endorsements”), owner’s comprehensive, access, survey (legal description equivalency), contiguity (if applicable), encroachment (if applicable), non-imputation, and deletion of the arbitration provision and creditors’ rights provision.  The Owner’s Policy described herein together with the Special Endorsements is referred to herein as the Title Policy.

(b)          Survey.  An ALTA ACSM Title Survey of the Capital I Real Property prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established by the American Land Title Association and the American Congress on Surveying and Mapping in 1999, that meets the accuracy requirements of an Urban Survey, as defined therein, and includes items 1, 3, 4, 6, 7 (a, b and c), 8-11 and 13-16 of Table A thereof (the “Survey”).

6.2           Title and Survey Objections.

(a)          In the event (i) the Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter affecting the Capital I Real Property that is unacceptable to Inland, or (ii) any exceptions appear in the Title Commitment that are unacceptable to Inland, Inland shall notify Capital I in writing of such facts (“Inland’s Title Objections”) not later than 5:00 p.m.  Central Time upon the date which is the later of October 29, 2004 or five (5) business days after the date Inland has received delivery of both the Survey and Title Commitment (the “Title Approval Period”) but in no event later than the expiration of the Inspection Period.  Upon the expiration of the Title Approval Period, except for Inland’s Title Objections, Monetary Liens (as hereafter defined), and any other matters arising subsequent to the date of the Survey and Title Commitment, Inland shall be deemed to have accepted the Survey, the Title Commitment and all matters shown or addressed therein, including, without limitation, any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception or other matter with respect thereto (collectively, the “Approved Title Matters”).

(b)          Notwithstanding anything to the contrary contained herein, except for any Monetary Liens and any matters created by Capital I after the date of the Title Commitment, Capital I shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of Inland’s Title Objections; provided, however, Capital I, at its sole option, may attempt to eliminate or modify all or a portion of Inland’s Title Objections to Inland’s reasonable satisfaction prior to the Closing Date.  In the event Capital I is unable or unwilling to attempt to eliminate or modify all of Inland’s Title Objections to the reasonable satisfaction of Inland, Capital I shall provide written notice thereof to Inland within five (5) business days of its receipt of Inland’s Title Objections (“Capital I’s Notice”). Inland may thereafter elect to close notwithstanding Inland’s Title Objections (in which case Capital I shall have no liability to eliminate or modify, and Inland shall take the Capital I Property subject to Inland’s Title Objections) or Inland may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Capital I, in which event neither party shall have any obligation hereunder other than the Surviving Obligations and Inland shall be entitled to return all of the Earnest Money, including any portion thereof that may have been designated as the Breakup Fee.  Capital I shall cause all mortgages, deeds of trust and monetary liens (including liens for delinquent taxes, mechanics’ liens and judgment liens) affecting the Capital I Property and all indebtedness secured thereby (the “Monetary Liens”) to be satisfied, released and discharged of record on or prior to the Closing Date.

ARTICLE VII

MISCELLANEOUS

7.1           Notices.  Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express or (d) e-mail as follows:

(a)            If to Purchaser:

Inland Real Estate Acquisitions, Inc.

1700 Alma Road

Plano, Texas 75075

Attn: Matthew Tice

Telephone: (972) 442-6770

Facsimile: (972) 429-9017

E-Mail: tice@inlandgroup.com

The Inland Real Estate Group, Inc

2901 Butterfield Road

Oak Brook, Illinois 60523

Attn: Dennis K. Holland, Esq.

Telephone: (630) 218-8000

Facsimile: (630) 218-4900

E-Mail: dholland@inlandgroup.com

(b)                                 If to Capital I:

Cooper & Stebbins, L.P.

1256 Main Street, Suite 240

Southlake, Texas 76092

Attention: Frank S. Bliss

Telephone: (817) 329-8400

Facsimile: (817)  251-8717

E-Mail: fbliss@southlaketownsquare.com

with a copy to:

Winstead Sechrest & Minick P.C.

5400 Renaissance Tower

1201 Elm Street

Dallas, Texas 75270

Attention: John Nolan, Esq.

Telephone: (214) 745-5251

Facsimile: (214) 745-5390

E-mail: jnolan@winstead.com

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 7.1 will (A) if delivered personally be deemed given when delivered or if by overnight express, be deemed given the day after deposited with an overnight carrier; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by e-mail when sent.  Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

7.2                                 Entire Agreement.  Except for documents executed by Capital I and Inland pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

7.3                                 Expenses.  Except as otherwise expressly provided in this Agreement, each of Capital I and Inland will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

7.4                                 Public Announcement.  Neither party hereto shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of the other party; however, either party may disclose the terms and conditions of this Agreement if required by Law or court order, and to its attorneys, accountants, employees and existing or prospective financial partners provided same are advised by such party of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure).  The consent by either party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure.  Notwithstanding the foregoing, Inland may make any and all SEC filings deemed appropriate by Inland.

7.5                                 Further Assurance.  Capital I and Inland agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations, and affairs of Capital I.  Without limiting the generality of the foregoing, (a) Capital I will provide, and will cause its respective Affiliates to provide, representatives of Inland reasonable access to all books and records of Capital I and their Affiliates reasonably requested by Inland in the preparation of any post-Closing financial statements, reports, Tax Returns, or Tax filings of Capital I; (b) Inland will provide, representatives of the Existing Partners reasonable access to all pre-Closing books and records of Capital I reasonably requested by Capital I in the preparation of any post-Closing financial statements, reports, Tax Returns, or Tax filings of Capital I; and (c) each party hereto will execute such documents and instruments as the other party hereto may reasonably request containing terms and conditions mutually satisfactory to each party hereto to further effectuate the terms hereof.

7.6                                 Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof.  Such waiver must be in writing and must be executed by an executive officer of such party.  A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion.  All remedies, either under this Agreement, or by Law or otherwise afforded, will be cumulative and not alternative.

7.7                                 Amendment.  This Agreement may be modified or amended only by a writing duly executed by or on behalf of Capital I and Inland.

7.8                                 Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

7.9                                 No Third Party Beneficiary.  Except as otherwise set forth herein, the terms and provisions of this Agreement are intended solely for the benefit of Capital I, the Existing Partners, Inland, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

7.10                           Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Texas (without regard to the principles of conflicts of Law) applicable to a Contract executed and performable in such state.

7.11                           Binding Effect.  This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

7.12                           Limited Assignment.  Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void), except as otherwise specifically provided herein.  Notwithstanding the foregoing, Inland shall have the right to assign this Agreement on or before the fifth day prior to the Closing Date to an Affiliate of Inland, any

Affiliate of The Inland Real Estate Group, Inc., or any Affiliate of Inland Western Retail Real Estate Trust, Inc.; provided, however, that Inland shall remain liable for all obligations of Inland under this Agreement.  Inland may assign this Agreement and its rights hereunder to any affiliate,

7.13                           Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Capital I, the Existing Partners and Inland will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may then be legal, valid and enforceable under applicable Law.

7.14                           Confidentiality.  Affiliates of Capital I and Inland have entered into the Confidentiality Agreement dated September 22, 2004, attached hereto and incorporated herein, and such Confidentiality Agreements shall be binding upon the parties herein.

7.15                           Condemnation.  If, prior to the Closing, action is initiated to take any of the Capital I Property by eminent domain proceedings or by deed in lieu thereof, Inland may either at or prior to Closing (a) terminate this Agreement and receive a full refund of all of the Earnest Money, including any amount designated as a Breakup Fee, or (b) consummate the Closing, in which latter event all of Capital I’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Inland at the Closing and there shall be no reduction in the Contributed Capital.

7.16                           Casualty.  Except as otherwise provided in this Agreement, Capital I assume all risks and liability for damage to or injury occurring to the Capital I Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated.  If the Capital I Property, or any part thereof, suffers any damage in excess of $2,000,000.00 or in any amount that would allow any of the Major Tenants to abate rent or terminate their lease prior to the Closing from fire or other casualty which Capital I, at their sole option, does not elect to repair, Inland may either at or prior to Closing (a) terminate this Agreement and receive a full refund of the Earnest Money, or (b) consummate the Closing, in which latter event all of Capital I’s right, title and interest in and to the proceeds of any insurance covering such damage to the extent the amount of such insurance does not exceed the Contributed Capital, shall be assigned to Inland at the Closing and Inland shall receive a credit for the deductible.  If the Capital I Property, or any part thereof, suffers any damage equal to or less than $2,000,000.00 prior to the Closing, Inland agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Capital I’s deductible under its insurance policy and there shall be no reduction in the Contributed Capital.

7.17                           Maintenance and Contracts.  From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a)                                   Capital I shall cause the Subsidiary of Capital I to operate and maintain the Capital I Property in the ordinary course of business consistent with the manner in which it has heretofore been operated and maintained.  Capital I shall maintain property and casualty insurance on the Capital I Property in the same amounts and for the same coverage as it has heretofore maintained for the Capital I Property.

(b)                                  Capital I will cause the Subsidiary of Capital I to perform all of Capital I’s respective material obligations under the Contracts.  Capital I will not, without the prior written consent of Inland (which consent will not be unreasonably withheld or delayed), modify, enter into, or renew any Contract.

7.18                           Leasing.  From the Effective Date of this Agreement through the expiration of the Inspection Period, Capital I will cause the Subsidiary of Capital I to not, without the prior written consent of Inland (which consent will not be unreasonably withheld or delayed), modify, enter into, or renew any Leases.  Inland’s failure to respond in writing within four (4) business days of Capital I’s request for consent shall be deemed an approval of Capital I’s request, provided that at the time of any request for approval, if there remain less than four (4) business days prior to the expiration of the Inspection Period, the Inspection Period shall be extended to give Inland at least four (4) business days to respond.  Subsequent to the expiration of the Inspection Period, Capital I shall not modify, enter into, or renew any leases except upon the express written consent of Inland which may be granted or withheld in Inland’s sole and absolute discretion.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of this 5th day of November, 2004, by the duly authorized representatives of Capital I, the Existing Partners and Inland.

CAPITAL I:

C&S SOUTHLAKE CAPITAL PARTNERS I, L.P. a Texas limited partnership,

By:	CS SOUTHLAKE, L.L.C., a Texas limited liability company, General Partner

	By:	/s/ Brian R. Stebbins
Brian R. Stebbins,
Managing Member

Date of Signature:		As of 11.5.04

C&S

COOPER & STEBBINS, L.P., a Texas limited partnership,

By:	CS TOWN CENTRES, LLC,
a Texas limited liability company General Partner

By:	/s/ Brian R. Stebbins
Brian R. Stebbins,
Managing Member

Date of Signature:	As of 11.5.04

CSLLC:

CS SOUTHLAKE, LLC a Texas limited liability company

By:	/s/ Brian R. Stebbins
Brian R. Stebbins,
Managing Member

Date of Signature:	As of 11.5.04

1

INLAND:
INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation

By:	/s/ G. Joseph Cosenza
	Name:	G. Joseph Cosenza
	Title:	President

Exhibit A – Description of the Capital I Real Property

Exhibit B – Form of Amended and Restated Partnership Agreement for Capital I

Exhibit C – List of Property Information

Exhibit D – Form of Audit Response Letter

Exhibit E – Form of Tenant Estoppel Certificate

Exhibit F – Form of Special Warranty Deed

Exhibit G – Form of Assignment and Assumption of Leases

Exhibit H – Form of Bill of Sale, Assignment and Assumption of Contracts

Disclosure Schedule

2

JOINDER OF SECTION 3.1.1 (s) GUARANTOR:

The following individual hereby joins in the execution of this Agreement to Admit Partner for the sole purpose of evidencing such individual’s agreement to be bound by the terms of Section 3.1.1(s) of this Agreement for the time period stated in Section 3.1 and for no other purpose.

/s/ Peter C. Cooper
Peter C. Cooper, an individual

Date of Signature:

3